Exhibit 5.1

[Letterhead of Stikeman Elliott LLP]

July 7, 2015

Ballard Power Systems Inc.

9000 Glenlyon Parkway

Burnaby, BC V5J 5J8

Dear Sirs/Mesdames:

Re:                             Issuance of Common Shares of Ballard Powers Systems Inc.

We have acted as Canadian counsel to Ballard Power Systems Inc. (“Ballard”) in connection with the proposed merger (the “Merger”) between BPC SubCo Inc. (“Merger Sub”), a wholly-owned subsidiary of Ballard, and Protonex Technology Corporation (“Protonex”) pursuant to an Agreement and Plan of Merger (the “Agreement”) between Ballard, Merger Sub, Protonex and Edward J. Stewart, as stockholder representative, dated June 29, 2015.  Pursuant to the Agreement, at the effective time of the Merger, on the terms and subject to the conditions set forth in the Agreement, all of the shares of Protonex common stock (the “Protonex Shares”) outstanding immediately prior to the effective time, other than Protonex Shares held by stockholders that exercise appraisal rights under applicable law, will be converted into the right to receive up to 13,157,895 Ballard common shares (the “Common Shares”) in the aggregate. The actual number of Common Shares issued by Ballard will depend on Protonex’s net debt and transaction expenses at the time of closing.

We provide this opinion in connection with the registration of the Common Shares under the Registration Statement on Form F-4 (the “Registration Statement”) filed by Ballard on the date hereof with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended.

For the purposes of this opinion, we have examined such documents (including the Registration Statement and the Agreement, which has been filed with the SEC as an exhibit to the Registration Statement), statutes, regulations, public and corporate records, including certain resolutions of the directors of Ballard pertaining to the Merger, officer’s certificates and other documents, and have considered such questions of law as we have considered relevant and necessary as a basis for the opinions hereinafter set forth.

In examining all documents and in providing our opinions below we have assumed that:

(a)                                 all individuals had the requisite legal capacity;

(b)                                 all signatures are genuine;

(c)                                  all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)                                 all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)                                  all facts set forth in the certificates supplied by the respective officers and directors of Ballard are complete, true and accurate as of the date hereof;

(f)                                   the Agreement has been duly authorized, executed and delivered by and is enforceable in accordance with its terms under the laws of Delaware against each party to it other than Ballard and Merger Sub; and

(g)                                  performance of the obligations would not be illegal under the law of the place of performance if that is a place other than British Columbia.

We have also assumed, without independent investigation or verification, that no order, ruling or decision of any court, regulatory or administrative body is in effect at any relevant time that restricts any trades in securities of Ballard or that affects any person who engages in such trades.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion.  We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion.  Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Based on the above, and subject to the qualifications below, we are of the opinion that the issuance of the Common Shares has been authorized by all necessary corporate action on the part of Ballard and the Common Shares, upon issuance and receipt by Ballard of the consideration therefor in accordance with the terms and conditions set out in the Agreement, will be validly issued as fully paid and non-assessable shares in the capital of Ballard.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4.

Yours truly,

/s/ Stikeman Elliott LLP